Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2021 Results
- Record First Quarter Net Revenue of $398.5 million, an increase of 16.4%
-Net loss attributable to Summit Inc. of $22.5 million
-Record First Quarter Adjusted EBITDA of $41.7 million, an increase of 166.5%
-Aggregates volumes increased 20.7%
-Cement volumes increased 13.7%

DENVER, CO. - (May 10, 2021) - Summit Materials, Inc. (NYSE: SUM, “Summit,” “Summit Materials,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2021.

For the three months ended April 3, 2021, the Company reported net loss attributable to Summit Inc. of $22.5 million, or $(0.19) per basic share, compared to net loss attributable to Summit Inc. of $45.0 million, or $(0.40) per basic share in the comparable prior year period. Summit reported adjusted diluted net loss of $38.9 million, or $(0.33) per adjusted diluted share as compared to adjusted diluted net loss of $56.3 million, or $(0.48) per adjusted diluted share in the prior year period.

Summit's net revenue increased $56.1 million, or 16.4% in the first quarter of 2021 to $398.5 million, compared to $342.4 million in the first quarter of 2020, on higher aggregates, ready-mix concrete, cement, asphalt and paving revenue relative to a year ago on strong demand in most markets.

The Company reported an operating loss of $25.1 million in the first quarter 2021, an improvement of 39.9%, compared to $41.7 million in the prior year period. Net revenue gains in all lines of business exceeded increases in costs of revenue and more than offset a $10.0 million increase in general and administrative expenses, which included $3.4 million in severance related costs and professional fees associated with optimizing organizational efficiencies. Summit's operating margin percentage for the three months ended April 3, 2021 increased to (6.3)% from (12.2)%, from the comparable period a year ago, due to the factors noted above.

Adjusted EBITDA increased in the first quarter to $41.7 million as compared to $15.7 million in the first quarter 2020.

For the three months ended April 3, 2021, sales volumes increased 20.7% in aggregates, 13.7% in cement, 7.6% in ready-mix concrete and 15.9% in asphalt relative to the same period last year on strong demand in most of our markets. Average selling prices in the first quarter of 2021 decreased 1.9% in aggregates, and increased 0.4% in cement, 3.7% in ready-mix concrete and 5.5% in asphalt. While most of Summit's geographies reported higher average selling prices for aggregates in the first quarter, slight changes in product mix in our Kansas and North Texas markets resulted in a lower company-wide average selling price than the year ago quarter. Adjusted cash gross profit for aggregates expanded to $49.1 million in the first quarter 2021, an increase of 34.0% relative to $36.6 million in the year ago quarter.

Anne Noonan, CEO of Summit Materials, commented, "After a strong finish to 2020, Summit has accelerated into 2021 with record first quarter Adjusted EBITDA. Migration activity continues to favor our rural and exurban markets and most of the state Departments of Transportation that we serve are on solid financial footing. We are in full implementation mode on our Elevate Summit strategy, and we are seeing early signs of success. In the first quarter we completed one strategic divestiture and made progress on others. We remain focused on sustainable growth with investments in greenfields and end markets that are underpinned by strong growth fundamentals."

As of April 3, 2021, the Company had $359.7 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329 million available after outstanding letters of credit. For the quarter ended April 3, 2021, cash flow used in operations was $21.3 million and cash paid for capital expenditures was $69.8 million.

Brian Harris, CFO of Summit Materials added, "Our Q1 2021 leverage ratio was steady from the prior quarter, which is the lowest first quarter leverage ratio in Summit's history, and a significant improvement from a year ago. Our leverage ratio typically increases in the first quarter, as Q1 typically has the lowest EBITDA contribution of the year, but that did not happen in Q1 2021 due to our excellent financial performance. Our Elevate Summit goal is less than 3x leverage, and we believe that is within our sights in 2021."

For the full year 2021, Summit has not made any changes to its outlook for Adjusted EBITDA of approximately $490 million to $520 million, but expects to revisit this forecast as the year progresses. The Company continues to expect 2021 capital expenditure guidance of approximately $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Beginning in the first quarter of 2021, the Company is reporting fixed overhead expenses related to production in its cost of revenue to align more closely to industry peers. Previously, the Company reported fixed overhead expenses in its general and administrative costs.

First Quarter 2021 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by $21.2 million to $117.4 million in the first quarter 2021 when compared to the prior year period. Aggregates adjusted cash gross profit margin increased to 41.8% in the first quarter 2021 as compared to 38.1% in the first quarter 2020. Aggregates sales volumes increased 20.7% in the first quarter 2021 when compared to the prior year period on organic growth in both the West and East segments. Volume increased in the Intermountain West, Virginia and British Columbia markets, partially offset by slight decreases in Kansas and Missouri as wind farm and flood repair volumes in the first quarter of 2020 did not repeat in 2021. Average selling prices for aggregates decreased 1.9% in the first quarter 2021, primarily due to product mix in Kansas and North Texas markets. On an organic basis, average selling prices for aggregates remained flat.

Cement Business: Cement segment net revenues increased 7.2% to $40.7 million in the first quarter 2021, when compared to the prior year period, on higher sales volume of cement. Cement adjusted cash gross profit margin increased to 1.9% in the first quarter, compared to (10.0)% in the prior year period, as higher volumes resulted in lower unit plant costs. Our Green America Recycling facility continues to ramp up production following an explosion that occurred in April 2020. Sales volume of cement increased 13.7% in the first quarter and average selling prices increased 0.4% when compared to the prior year period.

Products Business: Products net revenues were $198.7 million in the first quarter 2021, compared to $176.3 million in the prior year period. Products adjusted cash gross profit margin increased to 13.6% in the first quarter, versus 11.4% in the prior year period. Our organic average sales price for ready-mix concrete increased 3.7% and organic sales volumes of ready-mix concrete increased 7.6%, as volume increased in our Intermountain West and North Texas markets, and prices increased in our Intermountain West market. Our organic average sales price for asphalt increased 5.5%, with strong pricing gains across our Texas geographies, while volume increased 15.9%, on higher volumes in North Texas.

First Quarter 2021 | Results By Reporting Segment

Net revenue increased by 16.4% to $398.5 million in the first quarter 2021, versus $342.4 million in the prior year period on organic growth in our aggregates and ready-mix concrete operations. The Company reported an operating loss of $25.1 million in the first quarter 2021, compared to $41.7 million in the prior year period.

Net loss decreased to $23.2 million in the first quarter of 2021, compared to loss of $46.7 million in the prior year period. Adjusted EBITDA increased 166.5% to $41.7 million in the first quarter of 2021, compared to $15.7 million in the prior year period on higher revenue.

West Segment: The West Segment reported operating income of $15.1 million in the first quarter 2021, compared to $0.4 million in the prior year period. Adjusted EBITDA increased to $40.6 million in the first quarter 2021, compared to $22.5 million in the prior year period, as we had increases in net revenue in all lines of business. Improvements in operating income reflected increased demand for aggregates and ready-mix concrete, particularly in the Houston and Salt Lake City areas. Aggregates revenue in the first quarter increased 39.8% over the prior year period, while organic volumes and average sales prices increased 13.1% and 1.1%, respectively. Ready-mix concrete revenue in the first quarter 2021 increased 19.5% over the prior year period, as organic volumes increased 14.1% and organic average sales prices increased 4.7%, reflecting favorable market conditions for residential construction. Asphalt revenue increased by 18.2% in the first quarter 2021 over the prior year period. Asphalt volumes increased 11.7%, reflecting higher demand in North Texas, and sales prices increased 8.0%.

East Segment: The East Segment reported an operating loss of $10.4 million in the first quarter 2021, compared to $11.8 million in the prior year period as net revenue increases in aggregates, asphalt and paving and related services exceeded a decrease in ready-mix concrete. Adjusted EBITDA increased to $11.7 million in the first quarter 2021, compared to $9.6 million in the prior year period. Aggregates revenue increased 2.6%, as volumes increased 2.7%, partially offset by decreased average selling prices of 0.2%. Ready-mix concrete revenue decreased 11.9% as volumes decreased by 12.4%, partially offset by organic average selling prices which increased 0.5% primarily due to lower volumes in Kansas as wind farm projects in 2020 were not fully replaced in 2021. Asphalt revenue increased 40.6% as organic volumes increased 55.0% on higher volumes in Kansas and Virginia, while organic average selling prices decreased 11.5% on lower liquid asphalt index prices in most of our markets.

Cement Segment: The Cement Segment reported an operating loss of $10.0 million in the first quarter 2021, compared to $15.5 million in the prior year period. Adjusted EBITDA increased to $2.5 million in the first quarter 2021, compared to $(7.6) million in the prior year period on higher volumes. The segment reported organic sales volumes and organic average selling prices increased 13.7% and increased 0.4%, respectively, during the first quarter 2021 as compared to the prior year period. Our Green America Recycling facility continues to ramp up production following an explosion that occurred in April 2020. As a result, revenue from that facility is below 2020 levels for the first quarter 2021.

Liquidity and Capital Resources

As of April 3, 2021, the Company had cash on hand of $359.7 million and borrowing capacity under its $345 million revolving credit facility of $329.1 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement. As of April 3, 2021, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For the full year 2021, Summit has not made any changes to its outlook for Adjusted EBITDA of approximately $490 million to $520 million, but expects to revisit this forecast as the year progresses. The Company continues to expect 2021 capital expenditure guidance of approximately $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Tuesday, May 11, 2021, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter 2021 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference on May 11, 2021:

Domestic Live: 1-877-823-8690
International Live: 1-825-312-2236
Conference ID:     2395906
Password:     Summit

To listen to a replay of the teleconference, which will be available through May 18, 2021:

Domestic Replay: 1-800-585-8367
International Replay: 1-416-621-4642
Conference ID:     2395906

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended
	April 3,	March 28,
	2021	2020
Revenue:
Product	$354,234	$305,307
Service	44,247	37,099
Net revenue	398,481	342,406
Delivery and subcontract revenue	29,363	24,784
Total revenue	427,844	367,190
Cost of revenue (excluding items shown separately below):
Product	277,134	254,055
Service	40,197	38,524
Net cost of revenue	317,331	292,579
Delivery and subcontract cost	29,363	24,784
Total cost of revenue	346,694	317,363
General and administrative expenses	51,642	41,686
Depreciation, depletion, amortization and accretion	56,336	51,778
Gain on sale of property, plant and equipment	(1,769)	(1,917)
Operating loss	(25,059)	(41,720)
Interest expense	24,186	27,818
Gain on sale of business	(15,668)	—
Other (income) loss, net	(4,889)	89
Loss from operations before taxes	(28,688)	(69,627)
Income tax benefit	(5,443)	(22,901)
Net loss	(23,245)	(46,726)
Net loss attributable to Summit Holdings (1)	(728)	(1,747)
Net loss attributable to Summit Inc.	$(22,517)	$(44,979)
Loss per share of Class A common stock:
Basic	$(0.19)	$(0.40)
Diluted	$(0.20)	$(0.40)
Weighted average shares of Class A common stock:
Basic	115,664,725	113,602,110
Diluted	115,411,204	113,602,110
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	April 3,	January 2,
	2021	2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$359,741	$418,181
Accounts receivable, net	250,058	254,696
Costs and estimated earnings in excess of billings	17,124	8,666
Inventories	210,934	200,308
Other current assets	20,578	11,428
Total current assets	858,435	893,279
Property, plant and equipment, less accumulated depreciation, depletion and amortization (April 3, 2021 - $1,170,071 and January 2, 2021 - $1,132,925)	1,897,117	1,850,169
Goodwill	1,201,426	1,201,291
Intangible assets, less accumulated amortization (April 3, 2021 - $12,502 and January 2, 2021 - $11,864)	71,486	47,852
Deferred tax assets, less valuation allowance (April 3, 2021 - $1,675 and January 2, 2021 - $1,675)	240,565	231,877
Operating lease right-of-use assets	28,796	28,543
Other assets	53,432	55,000
Total assets	$4,351,257	$4,308,011
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$6,354
Current portion of acquisition-related liabilities	13,372	10,265
Accounts payable	150,243	120,813
Accrued expenses	130,338	160,570
Current operating lease liabilities	7,480	8,188
Billings in excess of costs and estimated earnings	13,930	16,499
Total current liabilities	321,717	322,689
Long-term debt	1,891,522	1,892,347
Acquisition-related liabilities	31,015	12,246
Tax receivable agreement liability	325,832	321,680
Noncurrent operating lease liabilities	22,246	21,500
Other noncurrent liabilities	144,365	121,281
Total liabilities	2,736,697	2,691,743
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 116,644,332 and 114,390,595 shares issued and outstanding as of April 3, 2021 and January 2, 2021, respectively	1,167	1,145
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of April 3, 2021 and January 2, 2021	—	—
Additional paid-in capital	1,289,267	1,264,681
Accumulated earnings	304,255	326,772
Accumulated other comprehensive income	6,838	5,203
Stockholders’ equity	1,601,527	1,597,801
Noncontrolling interest in Summit Holdings	13,033	18,467
Total stockholders’ equity	1,614,560	1,616,268
Total liabilities and stockholders’ equity	$4,351,257	$4,308,011

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
($ in thousands)

	Three months ended
	April 3,	March 28,
	2021	2020
Cash flow from operating activities:
Net loss	$(23,245)	$(46,726)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	59,107	55,278
Share-based compensation expense	5,363	4,905
Net gain on asset and business disposals	(15,964)	(1,933)
Change in deferred tax asset, net	(10,145)	(24,194)
Other	483	1,611
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	4,946	19,939
Inventories	(15,412)	(26,979)
Costs and estimated earnings in excess of billings	(8,442)	1,710
Other current assets	(9,209)	(2,519)
Other assets	2,504	5,543
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	14,518	(2,712)
Accrued expenses	(24,130)	(20,776)
Billings in excess of costs and estimated earnings	(2,578)	245
Tax receivable agreement liability	4,152	993
Other liabilities	(3,266)	(3,316)
Net cash used in operating activities	(21,318)	(38,931)
Cash flow from investing activities:
Purchases of property, plant and equipment	(69,757)	(61,829)
Proceeds from the sale of property, plant and equipment	2,663	3,160
Proceeds from sale of business	33,077	—
Other	(483)	1,801
Net cash used in investing activities	(34,500)	(56,868)
Cash flow from financing activities:
Payments on debt	(10,170)	(5,493)
Payments on acquisition-related liabilities	(8,096)	(9,515)
Proceeds from stock option exercises	15,920	310
Other	(416)	(908)
Net cash used in financing activities	(2,762)	(15,606)
Impact of foreign currency on cash	140	(800)
Net decrease in cash	(58,440)	(112,205)
Cash and cash equivalents—beginning of period	418,181	311,319
Cash and cash equivalents—end of period	$359,741	$199,114

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2021	2020	2021	2020
Segment Net Revenue:
West	$234,744	$184,492	$1,198,173	$1,038,993
East	123,068	119,989	719,290	736,787
Cement	40,669	37,925	273,366	291,323
Net Revenue	$398,481	$342,406	$2,190,829	$2,067,103

Line of Business - Net Revenue:
Materials
Aggregates	$117,388	$96,161	$519,234	$477,959
Cement (1)	38,139	32,863	262,905	266,599
Products	198,707	176,283	1,091,467	1,013,570
Total Materials and Products	354,234	305,307	1,873,606	1,758,128
Services	44,247	37,099	317,223	308,975
Net Revenue	$398,481	$342,406	$2,190,829	$2,067,103

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$68,297	$59,523	$250,856	$224,015
Cement	37,360	36,655	151,238	154,467
Products	171,620	156,217	879,444	830,480
Total Materials and Products	277,277	252,395	1,281,538	1,208,962
Services	40,054	40,184	256,171	268,378
Net Cost of Revenue	$317,331	$292,579	$1,537,709	$1,477,340

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$49,091	$36,638	$268,378	$253,944
Cement (3)	779	(3,792)	111,667	112,132
Products	27,087	20,066	212,023	183,090
Total Materials and Products	76,957	52,912	592,068	549,166
Services	4,193	(3,085)	61,052	40,597
Adjusted Cash Gross Profit	$81,150	$49,827	$653,120	$589,763

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	41.8%	38.1%	51.7%	53.1%
Cement (3)	1.9%	(10.0)%	40.8%	38.5%
Products	13.6%	11.4%	19.4%	18.1%
Services	9.5%	(8.3)%	19.2%	13.1%
Total Adjusted Cash Gross Profit Margin	20.4%	14.6%	29.8%	28.5%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended
Total Volume	April 3, 2021	March 28, 2020
Aggregates (tons)	13,509	11,193
Cement (tons)	340	299
Ready-mix concrete (cubic yards)	1,338	1,244
Asphalt (tons)	474	409

	Three months ended
Pricing	April 3, 2021	March 28, 2020
Aggregates (per ton)	$10.64	$10.85
Cement (per ton)	116.69	116.21
Ready-mix concrete (per cubic yards)	118.31	114.04
Asphalt (per ton)	60.01	56.86

	Three months ended
	Percentage Change in
Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	20.7%	(1.9)%
Cement (per ton)	13.7%	0.4%
Ready-mix concrete (per cubic yards)	7.6%	3.7%
Asphalt (per ton)	15.9%	5.5%

	Three months ended
	Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	7.1%	—%
Cement (per ton)	13.7%	0.4%
Ready-mix concrete (per cubic yards)	7.6%	3.7%
Asphalt (per ton)	15.9%	5.5%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended April 3, 2021
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	13,509	$10.64	$143,794	$(26,406)	$117,388
Cement	340	116.69	39,703	(1,564)	38,139
Materials			$183,497	$(27,970)	$155,527
Ready-mix concrete	1,338	118.31	158,336	(103)	158,233
Asphalt	474	60.01	28,421	(58)	28,363
Other Products			73,882	(61,771)	12,111
Products			$260,639	$(61,932)	$198,707

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net loss to Adjusted EBITDA by segment for the three months ended April 3, 2021 and March 28, 2020.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended April 3, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$17,436	$6,969	$(1,605)	$(46,045)	$(23,245)
Interest (income) expense	(2,032)	(1,720)	(4,045)	31,983	24,186
Income tax expense (benefit)	186	(66)	—	(5,563)	(5,443)
Depreciation, depletion and amortization	24,924	21,474	8,068	1,104	55,570
EBITDA	$40,514	$26,657	$2,418	$(18,521)	$51,068
Accretion	216	469	81	—	766
Gain on sale of business	—	(15,668)	—	—	(15,668)
Non-cash compensation	—	—	—	5,363	5,363
Other	(82)	287	—	—	205
Adjusted EBITDA	$40,648	$11,745	$2,499	$(13,158)	$41,734
Adjusted EBITDA Margin (1)	17.3%	9.5%	6.1%		10.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended March 28, 2020
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$498	$(11,067)	$(12,278)	$(23,879)	$(46,726)
Interest (income) expense	(578)	(569)	(3,176)	32,141	27,818
Income tax benefit	(467)	(129)	—	(22,305)	(22,901)
Depreciation, depletion and amortization	21,684	20,720	7,808	989	51,201
EBITDA	$21,137	$8,955	$(7,646)	$(13,054)	$9,392
Accretion	116	376	85	—	577
Non-cash compensation	—	—	—	4,905	4,905
Other	1,215	242	—	(670)	787
Adjusted EBITDA	$22,468	$9,573	$(7,561)	$(8,819)	$15,661
Adjusted EBITDA Margin (1)	12.2%	8.0%	(19.9)%		4.6%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net loss attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended April 3, 2021 and March 28, 2020. The per share amount of the net loss attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	April 3, 2021		March 28, 2020
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net loss attributable to Summit Materials, Inc.	$(22,517)	$(0.19)	$(44,979)	$(0.39)
Adjustments:
Net loss attributable to noncontrolling interest	(728)	(0.01)	(1,747)	(0.01)
Gain on sale of business	(15,668)	(0.13)	—	—
Adjusted diluted net loss before tax related adjustments	(38,913)	(0.33)	(46,726)	(0.40)
Changes in unrecognized tax expense (benefit)	—	—	(9,537)	(0.08)
Adjusted diluted net loss	$(38,913)	$(0.33)	$(56,263)	$(0.48)
Weighted-average shares:
Basic Class A common stock	115,411,204		113,602,110
LP Units outstanding	2,613,210		3,154,228
Total equity units	118,024,414		116,756,338

The following table reconciles operating loss to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months ended April 3, 2021 and March 28, 2020.

	Three months ended
	April 3,	March 28,
Reconciliation of Operating Loss to Adjusted Cash Gross Profit	2021	2020
($ in thousands)
Operating loss	$(25,059)	$(41,720)
General and administrative expenses	51,642	41,686
Depreciation, depletion, amortization and accretion	56,336	51,778
Gain on sale of property, plant and equipment	(1,769)	(1,917)
Adjusted Cash Gross Profit (exclusive of items shown separately)	$81,150	$49,827
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	20.4%	14.6%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used in operating activities to free cash flow for the three months ended April 3, 2021 and March 28, 2020.

	Three months ended
	April 3,	March 28,
($ in thousands)	2021	2020
Net loss	$(23,245)	$(46,726)
Non-cash items	38,844	35,667
Net loss adjusted for non-cash items	15,599	(11,059)
Change in working capital accounts	(36,917)	(27,872)
Net cash used in operating activities	(21,318)	(38,931)
Capital expenditures, net of asset sales	(67,094)	(58,669)
Free cash flow	$(88,412)	$(97,600)

Contact:

Karli Anderson
EVP, Chief Environmental, Social & Governance Officer and Head of Investor Relations
karli.anderson@summit-materials.com
303-515-5152